Exhibit 10.17

TOPBUILD

Terms and Conditions of

Restricted Stock Awards Under the

Non-Employee Directors Equity Program Under the

Amended and Restated 2015 Long Term Stock Incentive Plan

These Terms and Conditions apply to an award to you of restricted stock (the “Award”) by   TopBuild Corp. (the “Company”). The Award date, number of shares of Restricted Stock, restricted period and other details of the Award (“Award Information”) are described on Exhibit A hereto. By accepting the Award on the Company’s online stock administration portal, you (i) agree to accept the Award, (ii) voluntarily agree to these Terms and Conditions and the provisions of the Non-Employee Directors Equity Program (as effective on the date of this Award, the “Program”) under the Company’s Amended and Restated 2015 Long Term Stock Incentive Plan (as effective on the date of this Award, the “Plan”), and (iii) acknowledge that:

●you have read and understand these Terms and Conditions, and are familiar with the provisions of the Program and the Plan, including the restrictive covenants contained therein;
●	you have received or have access to all of the documents referred to in these Terms and Conditions; and
●	all of your rights to the Award are embodied in these Terms and Conditions, the Program, the Plan, and the Company’s Dispute Resolution Policy as in effect from time to time (the “DRP”), and there are no other commitments or understandings currently outstanding with respect to any other Awards, except as may be evidenced by agreements duly executed by you and the Company.

You and the Company agree that all of the terms and conditions of the Award (including the Award Information) are set forth in these Terms and Conditions, the Program and the Plan. These Terms and Conditions together with the Award Information constitute your restricted stock award agreement (the “Award Agreement”). Please read these documents carefully. Capitalized terms that are used but not defined herein shall have the meaning ascribed to them in the Program and the Plan. Copies of the Program, the Plan and the DRP, and information about the Company, are available on the Company’s online stock administration portal.

The Award is subject to certain restrictions.

Certificates for the shares of the Restricted Stock will not be issued but the shares will be registered in your name in book entry form promptly after your acceptance of this Award. You will be entitled to vote and receive any cash dividends (net of required tax withholding) on the Shares of Restricted Stock, but you will not be able to obtain a stock certificate or sell, encumber or otherwise transfer the Shares of Restricted Stock except in accordance with the Program and the Plan. Provided you have been continuously serving as a director of the Company since the date of the Award, the restrictions on the Restricted Stock will lapse at the end of the Restricted Period set forth on Exhibit A hereto.

Pursuant to Section 6(d)(ii) of the Plan, if your service to the Company is terminated by reason of your permanent and total disability, or if you should die while restrictions on the Restricted Stock remain in effect, the restrictions on the Restricted Stock will lapse and your rights to the Shares will become unrestricted on the date of such disability or death.

The restrictions on the Restricted Stock will lapse and your rights to the Shares will become unrestricted upon a Change in Control.

If your service to the Company is terminated for any reason while restrictions on the Restricted Stock remain in effect, and other than for a reason described above, all the Shares of Restricted Stock will be automatically forfeited to the Company.

You agree to the application of the Company’s Dispute Resolution Policy.

Section 3 of the Plan provides, in part, that the Committee shall have the authority to interpret the Plan and Award Agreements and decide all questions and settle all controversies and disputes relating thereto. It further provides that the determinations, interpretations and decisions of the Committee are within its sole discretion and are final, conclusive and binding on all persons. In addition, you and the Company agree that if for any reason a claim is asserted against the Company or any of its subsidiaries or affiliated companies or any officer, employee or agent of the foregoing (other than a claim involving non-competition restrictions or the Company’s, a subsidiary’s or an affiliated company’s trade secrets, confidential information or intellectual property rights) which (1) are within the scope of the DRP; (2) subverts the provisions of Section 3 of the Plan; or (3) involves any of the provisions of this Award Agreement, the Program or the Plan or the provisions of any other equity awards or other agreements relating to Company stock or the claims of yourself or any persons to the benefits thereof, in order to provide a more speedy and economical resolution, the DRP shall be the sole and exclusive remedy to resolve all disputes, claims or controversies which are set forth above, except as otherwise agreed in writing by you and the Company or a subsidiary of the Company. It is our mutual intention that any arbitration award entered under the DRP will be final and binding and that a judgment on the award may be entered in any court of competent jurisdiction. Notwithstanding the provisions of the DRP, however, the parties specifically agree that any mediation or arbitration required by this paragraph shall take place at the offices of the American Arbitration Association located in the Daytona Beach, Florida area or such other location in the Daytona Beach, Florida area as the parties might agree. The provisions of this paragraph: (a) shall survive the termination or expiration of this Award Agreement, (b) shall be binding upon the Company’s and your respective successors, heirs, personal representatives, designated beneficiaries and any other person asserting a claim based upon this Award Agreement, (c) shall supersede the provisions of any prior agreement between you and the Company or its subsidiaries or affiliated companies with respect to any equity award to the extent the provisions of such other agreement requires arbitration between you and the Company, and (d) may not be modified without the consent of the Company. Subject to the exception set forth above, you and the Company acknowledge that neither of us nor any other person asserting a claim described above has the right to resort to any federal, state or local court or administrative agency concerning any such claim and the decision of the arbitrator shall be a complete defense to any action or proceeding instituted in any tribunal or agency with respect to any dispute.

The Award does not imply any service commitment by the Company.

You agree that the Award and acceptance of the Award does not imply any commitment by the Company to your continued service relationship.

You agree to comply with applicable tax requirements and to provide information as requested.

You agree to comply with the requirements of applicable federal, state and other laws with respect to withholding or providing for the payment of required taxes. You also agree to promptly provide such information with respect to Shares acquired pursuant to the Award as may be requested by the Company or any of its subsidiaries or affiliated companies.

General Provisions

These Terms and Conditions shall be governed by and interpreted in accordance with Florida law. The headings set forth herein are for information purposes only and are not a substantive part of these Terms and Conditions.

Exhibit A

[Participant Name]

Award details are listed below:

Award Date	Award Type	Award ID	Shares Awarded	Share Price	Restricted Period	Acknowledgement Date
[Grant Date]	[Grant Type]	[Client Grant ID]	[Number of Shares Granted]	[Grant Date FMV]	[Restricted Period]	[Acceptance Date]

[Signed Electronically]